SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest reported): January 15, 2008

Voiceserve, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

      Delaware
(State or Other Jurisdiction of Incorporation)

000-51877
(Commission File Number)	(IRS Employer Identification No.)

Cavendish House
 369 Burnt Oak Broadway
Edgware, Middlesex HA8 5AW
 (Address of Principal Executive Offices)(Zip Code)

44 208 136 6000
(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

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FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 1.01	Entry into a Material Definitive Agreement.

On January 15, 2008, Voiceserve, Inc. (“Voiceserve”) entered and closed an Acquisition Agreement (the “Agreement”) with VoipSwitch, Inc. (“VoipSwitch”) whereby Voiceserve has acquired all ordinary shares that have been issued by VoipSwitch as well as all of VoipSwitch’s assets, which include all customer orders, all inventories, all intangible assets of Voipswitch, including without limitation the right to VoipSwitch’s bank accounts (collectively, the “Assets”).

Pursuant to the Agreement, Voiceserve acquired the entire issued share capital and Assets of VoipSwitch for a consideration price of U.S. $3,000,000, which may be increased in certain conditions.  Specifically, $1,200,000 of the consideration price will be issued in cash over a period of 12 months from the January 15, 2008 closing date (“Closing Date”) from Voiceserve to the principals of VoipSwitch:  Krzysztof Oglaza, Lukasz Nowak and Michal Kozlowski (or their designated nominees) (collectively, the “Principals”).  The balance of the consideration price, being U.S. $1,800,000, shall be paid through the issuance to the Principals of restricted shares of Voiceserve’s common stock at a price per share of U.S. $0.48.

Voiceserve has agreed to appoint a person designated by VoipSwitch as a director on Voiceserve’s Board of Director, to serve a term of three years from appointment.  In addition, Voiceserve has further agreed to pay the Principals a monthly salary of $6,000 for a three-year term from the Closing Date.

The foregoing summary does not propose to be a complete statement of the parties’ rights and obligations under the Agreement.  In the event the description above differs from the actual terms of the Agreement, the Agreement shall govern.  A copy of the Agreement is attached to this current report as Exhibit 10.1.

As disclosed on Form 8-K dated October 2, 2007, VoipSwitch is a platform that allows implementing various types of Voice Over the Internet Protocol (VOIP) services, with retaining shared, uniform management interface. The feature that distinguishes this platform is the implementation of an integrated, embedded billing system that cooperates with SQL - MS SQL or MySQL databases' servers. This solution results in the simplicity of preparing the system, by the operator, to be fully functional for providing services and also for administrating it in the future. VoipSwitch's software consists of the following modules:

·   VoipSwitch manager - the main part of the application. It allows monitoring the whole incoming traffic. Apart from the current connection status and the type of logged in clients, it also presents a number of additional information on the processes that are taking place.

·   VoipSwitch Config - management interface. It is a tool for configuring the whole system. It has a number of features that allows managing clients’ billing and analyzing traffic information, based on the statistical data.

· Web CDR - the module that allows clients to check their current account status and the history of the calls made. There is a possibility of exporting data to the file from this level.

·   PC to Phone Client - softphone based on the g723.1 codec.

·   Webphone - softphone that can be initiated directly from the website.

·   Callback Client - client's software that allows to initiate calls between two telephones.

·   Webcallback - client's callback version that is initiated directly from the website.

·   SMS callback - module that cooperates with the SMS operators. It also allows to create access number for SMS callback service using the mobile phone.

·   IVR module - module responsible for playing back voice messages utilized by various services e.g. 2 stage dialing, account balance or IP PBX.

·   Online Shop - module that allows one to make payments using credit card or Paypal service.

· Reseller's module - web based system that allows resellers to create users accounts, manage them, manage the tariffs, and analyze the information on the traffic that is taking place etc.

· CallShop - windows based application that is to be installed in internet callshops, it gives real time information on connection status, the telephone number, time of the connection, its cost etc.

Each of the modules is mutually integrated what allows, for instance, Pc2Phone user to access, from this application, information on the history of calls made, price list or current account status. Also, from the same level, it is possible to add funds to the account or to utilize SMS Callback service. On the other hand, division into the separates modules allows adjusting the implementation of given services to the desired time frame. For instance, Callback service, IVR, online payments or Reseller Module can be added at any time without disturbing the functionality of the system.

Item 2.01	Completion of Acquisition or Disposition of Assets

See description in Item 1.01.

Exhibit No.                 Exhibits
10.1	Form of Acquisition Agreement by and among Voiceserve, Inc. and Voipswitch, Inc. whereby Voiceserve, Inc. acquires All Ordinary Shares Issued by Voipswitch, Inc.

99.1	Press Release issued by Voiceserve, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Voiceserve, Inc.

                                    By:/s/ Alexander Ellinson
                                               Alexander Ellinson
                                               President

Dated: January 17, 2008